EXHIBIT 99.1





                           CONSENT OF DIRECTOR NOMINEE

         I hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Iron Mountain Incorporated of my name as a nominee to be a director of Iron Mountain Incorporated effective upon the closing of the Merger described in such Prospectus.



 /s/ Clarke H. Bailey
--------------------------------
Clarke H. Bailey
November 25, 1997